Exhibit 5.1
233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

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September 8, 2011
Ulta Salon, Cosmetics & Fragrance, Inc.
1000 Remington Blvd., Suite 120
Bolingbrook, Illinois 60440

Re:	Registration Statement on Form S-8 with respect to 4,750,000 shares of Common Stock, par value $0.01 per share
Ladies and Gentlemen:
     We have acted as counsel to Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 4,750,000 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to the Ulta Salon, Cosmetics & Fragrance, Inc. 2011 Incentive Award Plan (the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 8, 2011 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose

September 8, 2011

consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP